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                                                                   Exhibit 10.24

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Employment Agreement") entered into as of January __, 1999, by and between Horseshoe Gaming, Inc., a Nevada Corporation ("Employer"), and Peter A. Ferro, Jr. ("Employee").

                                   RECITALS

     WHEREAS, Employer is the Manager of Horseshoe Gaming, LLC, a Delaware limited liability company (the "LLC), whose subsidiaries and affiliates have developed and are currently operating casino and hotel facilities in Tunica, Mississippi (the "Tunica Facility") and in Bossier City, Louisiana (the "Bossier City Facility" and, together with the Tunica Facility, referred to as the "Existing Facilities"), and who is party to an agreement to acquire additional casino and hotel facilities in Hammond, Indiana (the "Hammond Facility") and Joliet, Illinois (the "Joliet Facility" and, together with the Hammond Facility, referred to as the "To be Acquired Facilities"); and

     WHEREAS, on the Acquisition Date (as defined below) Employer desires to employ Employee, and Employee desires to accept such employment, pursuant to the terms of this Employment Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                   AGREEMENT

     1. Definitions. All capitalized words referenced or used in this Employment Agreement and not specifically defined herein shall have the meaning set forth on Exhibit A, which is attached hereto and by this reference made a part hereof.

     2. Term. This Employment Agreement shall become effective on the Acquisition Date (the "Commencement Date") and shall continue in effect for a period terminating December 31, 2001, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein.

     3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as the Executive Vice President of Employer, and shall perform each and all of the duties and shall have all of the responsibilities described here. Employee shall at all times report directly to and take directives from the President and Chief Executive Officer of Employer (the "CEO"). Any and all directives of the CEO will take precedence over and override any directives of the President which directly or indirectly conflict with those of the CEO.

     4. Duties and Responsibilities.

          A. General Duties. In his capacity as Executive Vice President of Employer, Employee shall have the responsibility for (1) overseeing the operations of the Existing Facilities and


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the To Be Acquired Facilities and assisting in the opening of any casino and hotel facilities to be developed and/or acquired by subsidiaries or affiliates of the LLC (together with the Existing Facilities and the To Be Acquired Facilities each referred to individually as a "Facility" and collectively as the "Facilities") in a manner so as to maximize, to the best of his ability, the profitability of each Facility, for and on behalf of the LLC in accordance with applicable laws and regulations and (2) to work with the President and CEO and perform such duties as may be assigned to him from time to time by them. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the CEO or the Board of Directors of Employer (the "Board").

          B. Specific Duties. Employee's specific duties shall include, but not be limited to, strategic planning and development, overseeing capital management, directing development and construction for new and existing operations and oversight for capital budgeting, financial planning, regulatory and legislative affairs of the Employer and its related and affiliated companies. Employee acknowledges and agrees, however, that in connection with his employment he may be required to travel on behalf of Employer.

          C. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of Employer. Except for the manner provided in Subsection 4(C)(i) and (ii), in no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take or omit to take any other action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would (directly or indirectly) benefit Employee, any person or entity associated with or affiliated with Employee, or any person or entity in any manner involved in the gaming industry to the detriment of Employer. In all instances, Employee shall perform his services and oversee his department(s) in a thorough, competent, efficient and professional manner. Employer acknowledges and agrees that Employee presently serves and may continue to serve as director, officer of, and is an investor in Empress Entertainment, Inc. and certain subsidiaries and affiliates of Empress Entertainment, Inc. (collectively, "Empress"). Employee represents and warrants that his position and involvement in Empress does not, in any way, breach or violate the terms of this Employment Agreement in any way. Employer is aware of and acknowledges that Employee is currently pursuing certain gaming opportunities in Wyandotte County, Kansas and in Jackson County, Missouri ("Kansas Opportunity") and that pursuit of the Kansas Opportunity is not a breach or violation of Employee's duties under this Employment Agreement. Employee covenants and agrees that in the event that Employee's involvement in Empress would, in the sole discretion of Employer, breach this Employment Agreement in any way, Employee would upon notice from Employer of such a breach, immediately resign from any and all positions with Empress and divest himself of any interest, equity or otherwise, or any relationship with Empress or resign from his employment with Employer.

               i Gaming Opportunity. Employee shall, upon learning, other than from Empress or its board officers or directors, of a gaming opportunity which includes, but is not limited to, any opportunity to open a casino style gaming facility, the operation of slot machines or the operation of video poker machines (each, an "Opportunity"), submit a written report to the Employer

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evaluating the feasibility and profitability of the Opportunity (the "Report").
Within sixty (60) days of Employer's receipt of the Report Employer shall express, in writing, Employer's intent to pursue the Opportunities (such opportunity being an "Accepted Opportunity"). In the event that the Employer fails to indicate its intent to pursue the Opportunity within sixty (60) days of receipt of the Report, the Employer shall be deemed to have waived, in writing, its intent to pursue this Opportunity. In the event that the Employer indicates, in writing, as required herein, an intent to pursue the Opportunity, the Opportunity shall be subject to the provisions of Subsection 11(A) hereof.

               ii. Rejection of a Gaming Opportunity. In the event that Employer declines an Opportunity properly presented to it by Employee as described in Subsection 4(C)(i) ("Declined Opportunity"), Employee may invest in such Opportunity and serve as a member of the Board of Directors or in a similar capacity in any entity formed to pursue such Opportunity and such action shall not be deemed a violation of Subsections 4(C), 4(D) or Section 11 of this Employment Agreement, provided however, that such entity, its subsidiary or affiliates does not expand or venture into any other Opportunities at a new location without Employee first offering such Opportunity to Employer in the manner described in Section 4(C)(i).

          D. Full-time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full-time effort on the part of Employee, and accordingly, Employee agrees to devote his full-time effort and resources for and on behalf of Employer, and agrees that he will not, during the term hereof, enter into (directly or indirectly) any other business activities or ventures, other than (a) an investment which is passive in nature and does not otherwise violate any of the terms of this Employment Agreement;
(b) the activity permitted in Subsections 4(C)(i) and (ii) herein; or (c) the act of serving as a Member of the Board of Directors or in a similar capacity of any entity not involved either directly or indirectly in casino gaming including, but not limited to, the operation of slot machines and video poker.

          E. Directives from the President and CEO. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, directives and instructions of the President and CEO and agrees that at all times his authority shall be subordinate to that of the President and CEO. The wishes and directives of the President and CEO shall prevail in all matters and decisions as to which there is a disagreement between Employee and either the President or CEO, and Employee shall carry out any and all lawful directives from the President and CEO to the best of his ability. In the event that wishes or directives of the President and CEO directly or indirectly conflict, the wishes and directives of the CEO will take precedent over and override any and all directives of the President.

     5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Employment Agreement, Employee shall be entitled to receive the following:

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          A.    a base salary of Four Hundred Thousand Dollars ($400,000.00) per year, which may be adjusted annually by a merit increase based upon Employer's existing policy and an annual performance appraisal of Employee and Employer and the LLC (the "Base Compensation") which appraisals shall be performed in a manner suitable to Employer in all respects, and which shall be payable in equal semi-monthly installments;


          B. a discretionary bonus in an amount determined in accordance with Employer's bonus plan, as may be amended from time to time by Employer in Employer's sole discretion, (the "Bonus"), which shall not exceed 50% of Employee's Base Compensation at the time such Bonus is awarded; and


          C. the right to participate in any employee stock option or stock purchase plan that may be adopted by Employer for its executive level employees and the executive level employees of its gaming subsidiaries (and, at Employer's sole discretion, for executive level employees of other gaming operations principally owned or controlled by Jack B. Binion), such participation to be at a level commensurate with that of other executives performing similar duties and at a similar compensation level as that of Employee.


     6. Fringe Benefits. It is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits:


          A. reimbursement, on an on-going basis, for all reasonable entertainment, traveling and other similar expenses incurred in the performance of his duties and responsibilities hereunder, such expenses to be subject to budgets established for such purpose and the Employer's reimbursement procedures;


          B. participation in Employer's health coverage plan for Employee and all members of his immediate family, with such plan and the terms of Employee's participation in such plan to be on terms and conditions determined solely by Employer;


          C. participation in such pension plans as Employer shall adopt for all of its employees; it being understood and agreed that the only pension plan that Employer has adopted at this time is a Section 401(k) form of pension plan;


          D.    business and personal use of a company vehicle;


          E.    participation in Employer's "Paid Days Off/Vacation" policy;


          F. reimbursement for the cost of maintaining and carrying Employee's portable disability insurance policy Employee previously received from Empress; and

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          G.    reimbursement for the cost of maintaining a Two Million Dollar
($2,000,000) term life insurance policy insuring the life of Employee provided that Employee remains insurable at the rate generally established by major life insurance companies for term life insurance policies for persons in good health and the same age as Employee; and provided further that if Employee is rated in a higher risk category said policy shall nevertheless be made available but Employer shall only be obligated to pay the premium payable by a person in good health and all premiums in excess of such amount shall be paid Employee.


     7.    Indemnification.


          A. Indemnification of Employee by Employer. In addition to all indemnities available under Employer's Articles of Incorporation and Bylaws, the Employer hereby further agrees to hold harmless and indemnify Employee: (i) against any and all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Employer) to which Employee is, was or at any time becomes a party or is threatened to be made a party, by reason of fact that Employee is, was or at any time becomes a director, officer, employee or agent of Employer, or is or was serving or any time serves at the request of Employer as a director, officer, employee or agent of any of Employer's direct or indirect subsidiaries, another corporation, partnership, joint venture, trust or other enterprise, and (ii) to the fullest extent as may be required under applicable law. Employer shall cause Employee to be covered by the current policies of directors' and officers' liability insurance covering directors and officers of Employer in accordance with their terms, to the maximum extent of the coverage available for any director or officer of Employer. Employer shall use commercially reasonably efforts to cause the policies of directors' and officers' liability insurance covering directors and officers of Employer to be maintained throughout the term of Employee's employment with Employer.


          B. Indemnification of Employer by Employee. Employee shall indemnify Employer against any and all expenses, costs (including attorney's fees), judgments, losses, fines and amounts paid in settlement actually and reasonably incurred by Employer in connection with arising out of or in any way related to any threatened, pending or completed action, suit or proceeding pursued by or on behalf of Empress, its subsidiaries or any entity in which the Employee is an owner or investor (all such entities referred to as the "Empress Entities"), whether civil, criminal, administrative or investigative to which Employer is, was or at any time becomes a party, or is threatened to be made a party, as a result of, arising out of or in any way related to (i) events which occurred during the term of this Employment Agreement or are in any way related to the period of time comprising the term of this Employment Agreement, and (ii) are in any way related to Employee's employment, board or officer position with, ownership interest in or duties and obligations to any of the Empress Entities; provided, however, this indemnification shall not obligate Employee to indemnify Employer for any obligation of Employer stemming from Employer's written agreement creating an obligation or a duty of Employer to the Empress Entities.

                                      -5-
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     8.    Gaming License. Employer and Employee understand that it shall be necessary for Employee to obtain and maintain in full force and effect at all times, gaming licenses required by each of the various jurisdictions in which subsidiaries or affiliates of the LLC are conducting gaming operations. Accordingly, during the course of his employment, Employee agrees to use his best efforts to obtain and maintain such licenses, to fully cooperate in the investigation or investigations to be conducted in connection therewith and otherwise to fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.


     9.    Termination.

          A. Termination With Cause. Employer may terminate Employee for "cause" as provided in this Section 9. For purposes of this Employment Agreement "cause" means the occurrence of one or more of the following events:


               i The failure of Employee to obtain any of the gaming licenses required pursuant to Section 8 within a reasonable period of time following employment or the revocation, suspension or failure to renew for a period in excess of ninety (90) days, of any such gaming license due to an act or omission of Employee (or such alleged act or omission) upon which the Gaming Authorities or Governmental Authorities have based their determination to revoke, suspend or fail to renew any gaming license;

               ii   failure or refusal by Employee to observe or perform any of the provisions of this Employment Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the duties required of Employee under this Employment Agreement or any other written agreement with Employer;


               iii commission of fraud, misappropriation, embezzlement or other acts of dishonesty, or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude;


               iv   the use of illegal drugs while on duty for Employer or on
premises of any Facility;


               v    unreasonable refusal or failure to comply with the proper
and lawful directives of and/or procedures established by the CEO or the Board of Directors of Employer (or persons of comparable position); and/or


               vi   the death of Employee or the mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of a licensed physician retained by Employer, is unable to carry out all of his obligations, duties and responsibilities set forth herein for a period in excess of sixty (60) days.




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     Termination of Employee's employment for cause under Subsections 9(A)(i),
9(A)(iii), 9(A)(iv) or 9(A)(vi) above shall be effective immediately upon notice thereof by Employer to Employee. Termination of Employee's employment for cause under Subsections 9(A)(ii) or 9(A)(v) above shall be effective upon fourteen
(14) days' prior notice thereof by Employer to Employee, provided, however, that Employee shall have fourteen (14) days from the date of the notice of a violation of subsection 9(A)(ii) or 9(A)(v) in which to cure any default, unless such act is also a basis for termination under any of subsections 9(A)(i),
(iii), (iv) or (vi) in which case termination shall be immediate. The factual basis for termination for cause shall be included within such notice of termination.

          B. Termination for Cause, Resignation or Expiration of Term. Upon termination of Employee's employment with Employer (i) by Employer for cause
(ii) upon the resignation of Employee or (iii) upon the expiration of the term of this Employment Agreement, employee shall be paid his Base Compensation through the effective date of the earliest to occur of termination, resignation or expiration of the term.

          C. Termination Without Cause. Employer in its discretion may terminate Employee at any time without cause upon thirty (30) days' prior written notice to the Employee. If Employee is terminated by Employer without cause, Employee shall continue to receive for a period of time equal to the balance of the term of this Employment Agreement: (1) the Base Compensation (payable as provided in Subsection 5(A)), provided, however, all Fringe Benefits (other than the health insurance coverage described in Subsection 9(C)(2)) described herein, or otherwise provided to Employee shall terminate immediately and Employee shall be entitled to a pro rata Bonus and (2) health insurance provided to the Employee and members of his immediate family under the health insurance program provided by Employer to its senior executive officers so long as Employee makes any required employee contributions therefor.

               i Employee Option Upon Termination Without Cause. In the event of termination without cause, Employee may, at his sole discretion, refuse the receipt of his Base Compensation which would be paid to him as described in
Section 9(C) above. This option must be exercised in writing and delivered to the Employer during the thirty (30) day period immediately following the receipt of written notice by the Employee of termination without cause. Upon exercise of this option, the one (1) year period of time during which Employee is prohibited from soliciting other employees or competing with Employer, as more fully described herein, shall begin immediately.

     10. Survival of Certain Covenants. The covenants not to compete, solicit or hire and the confidentiality agreements set forth in Sections 11 and 12 herein below shall continue to apply beyond termination in the manner and to the extent set forth herein.

     11.  Covenants Not to Compete, Solicit or Hire.

          A. Covenant Not to Compete. For so long as the Employee is receiving Base Compensation and for a period of one (1) year from and after the last date on which any amount

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constituting Base Compensation is paid to Employee, Employee agrees that he will not directly or indirectly, whether as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee, or in any other capacity, carry on, be engaged in or employed by or be a consultant to or to have any financial interest in any other casino operation conducting business within one hundred (100) miles of (i) any gaming facility principally owned or controlled by Jack B. Binion, Employer, or Employer's subsidiaries or related companies, including, but not limited to, the Existing Facilities or the To Be Acquired Facilities, or (ii) any Accepted Opportunity (a) such gaming facility or Accepted Opportunity is or would be located in any of Las Vegas, Reno, Lake Tahoe, Atlantic City, Jackson County, Missouri or Wyandotte County, Kansas; (b) such interest is not more than 2% passive interest in any publicly traded entity; (c) such interest is an ownership interest in any gaming facility owned wholly or in part by Jack B. Binion, Employer or Employer's subsidiaries or related companies; or (d) operated by Jack B. Binion, Employer or Employer's subsidiaries or related companies. Employer and Employee agree that such covenant not to compete is a condition of Employee's employment and that the covenant not to compete has been given by Employee to Employer for full and adequate consideration.

          B. Covenant Not to Solicit or Hire. For so long as the Employee is receiving Base Compensation and for a period of one (1) year from and after the last date on which any amount constituting Base Compensation is paid to Employee, Employee agrees that he will not, directly or indirectly, hire, retain or solicit, or cause any other employer of his or any other person who has retained Employee as a consultant or independent contractor to hire, retain or solicit, as an employee, consultant, independent contractor in a supervisory capacity or otherwise any person who was at any time during the period commencing on the date three (3) months prior to the Commencement Date and ending on the date of the termination of Employee's employment hereunder an employee of or consultant or independent contractor to Employer, the LLC or any other gaming operations principally owned or controlled by Jack B. Binion, Employer, or Employer's subsidiaries or related companies, including, but not limited to, the Existing Facilities or the To Be Acquired Facilities.

     12.  Nondisclosure of Confidential Information.

          A. Definition of Confidential Information. For purposes of this Employment Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, acquisition or growth plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

          B. Employee Shall Not Disclose Confidential Information. Employee shall not, during the term of Employee's employment and following the termination of this Employment Agreement until such time as the confidential information becomes generally known to, or readily ascertainable by proper means by, the public, use, show, display, release, discuss, communicate,

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divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer pursuant to this Employment Agreement. Mistake or lack of knowledge as to the status of information wrongly disclosed or used by Employer shall not serve as a defense to breach of this Employment Agreement.


          C. Scope. Employee's covenant in Subsection 12(B) above not to disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources other than from Employer, or its agents, lawyers or accountants, provided however, that such information which may be obtained from sources other than from Employer, or its agents, lawyers or accountants is not obtained from sources which received the information in an improper manner or against the wishes of Employer.


          D. Title. All documents and other tangible or intangible property relating in any way to the business of Employer which are conceived or generated by Employee or come into Employee's possession during the employment period shall be and remain the exclusive property of Employer, and Employee agrees to return immediately to Employer, upon its request, all such documents and tangible and intangible property, including but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and which relate in any way to the business, customers, products, practices or techniques of Employer, as well as all other property of Employer, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer which in any of these cases are in Employee's possession or under Employee's control.


          E. Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's full cooperation, defense of such disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final non-appealable judicial judgment is issued compelling Employee to disclose Confidential Information, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.


     13. Reasonableness of Terms. The Employer and the Employee stipulate and agree that the terms and covenants contained in Section 11 and Section 12 herein are fair and reasonable in all respects, including the time period and geographical coverage in Section 11, and that these restrictions are designed for the reasonable protection of the Employer's business and Employer's legitimate interests therein. In the event that these restrictions are found to be overly broad or unreasonable, the Employer and the Employee agree that such restrictions shall be severable and


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enforceable on such modified terms as may be deemed reasonable and enforceable by a court of competent jurisdiction.

     14. Representations and Warranties.

     Employee hereby represents and warrants to Employer, LLC and its affiliated or related entities that:

          A. the execution, delivery and performance by Employee of this Employment Agreement will not conflict with, violate the terms of or create a default under any other agreement by which Employee is bound, including without limitation Employee's present employment or similar agreements, whether oral or written;

          B. no Gaming Authority or other Governmental Authority has ever denied or otherwise declined to issue any gaming license or related authorization applied for by Employee;

          C. Employee is not aware of any facts which, if known to any Gaming Authority or other Governmental Authority, would cause the refusal of his application for any gaming licenses required to be obtained by Employee pursuant to Section 8;

          D. Employee is not aware of any mental, physical or emotional condition which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein;

          E. Employee understands and agrees that Employer is entering into this Employment Agreement in strict reliance upon the representations and warranties of Employee set forth herein, and that a breach of any of said representations and warranties by Employee would constitute a default hereunder, and

          F. Employee has received and reviewed Employer's "Paid Days Off/Vacation" policy and understands and agrees to its terms.

     15. Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein with respect to the employment of Employee.

     16. All Amendments in Writing. This Employment Agreement may be amended only pursuant to a written instrument executed by Employer and Employee. It shall not be reasonable for either Employer or Employee to rely on any oral statements or representations by the other party that are in conflict with the terms of this Employment Agreement.

     17. Arbitration. In the event of any dispute or controversy between Employer and Employee with respect to any of the matters set forth herein, both Employer and Employee agree to submit such dispute or controversy to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding,

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to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees.


     18. Governing Law. This Employment Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada. The terms of this Employment Agreement are intended to supplement but not displace, the parties respective rights under the Nevada Uniform Trade Secrets Act, Nev. Rev. Stat. Ann. 600A010 et seq., as amended, and any similar laws adopted in Indiana, Illinois, Mississippi or Louisiana.


     19. Notices. All notices required or desired to be given under this Employment Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of receipt by the party to whom notice is to be given if transmitted to such party by telefax, provided a copy is mailed as set forth below on the date of transmission, or (iii) on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid to the following addressed or to such other address as may be provided from time to time by one party to the other:


           If to Employer:            Horseshoe Gaming, Inc.
                                      4024 South Industrial Road
                                      Las Vegas, NV 89103
                                      Attn: Jack B. Binion


           If to Employee:
                                      ----------------------

                                      ----------------------

                                      ----------------------

     20. Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Employment Agreement is a personal services agreement, and that Employer is entering into this Employment Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.


     21. No Third Party Beneficiaries. This Employment Agreement is solely for the benefit of Employer, the LLC, its subsidiaries and affiliates, and Employee, and in no event shall any other person or entity by deemed or construed as a third party beneficiary of any of the provisions or conditions set forth herein.


     22. Waiver. No waiver of any term, condition or covenant of this Employment Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.


     23. Construction. Whenever possible, each provision of this Employment Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of


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

this Employment Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Employment Agreement. Without limiting the generality of the foregoing, if any court determines that the term or the business or geographic scope of the covenants contained in Subsections 11(A) or 11(B) is impermissible due to the extent thereof, said covenant shall be modified to reduce its term and/or business or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and said covenant shall be enforced as modified.

     24. Withholding. Employer shall withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

     25. Injunctive Relief. Employee and Employer each acknowledge that the provisions of Sections 11 and 12 are reasonable and necessary, that the damages that would be suffered as a result of a breach of threatened breach by Employee of Sections 11 and/or 12 may not be calculable, and that the award of a money judgment to Employer for such a breach or threatened breach thereof by Employee would be an inadequate remedy. Consequently, Employee agrees that in addition to any other remedy to which Employer may be entitled in law or in equity, the provisions of Sections 11 and 12 may be enforced by Employer by injunctive or other equitable relief, including a temporary and/or permanent injunction (without proving a breach therefor), and Employer shall not be obligated to post bond or other security in seeking such relief. Employee consents to the jurisdiction of any state or federal court located in the State of Nevada, Mississippi, Indiana or Illinois and hereby waives any and all objections to venue.

     26. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date and year first above written.


                                  HORSESHOE GAMING, INC.
                                  A Nevada Corporation




                                  By:/s/ Jack B. Binion
                                     -------------------------------------------
                                     Jack B. Binion, Chief Executive Officer


"EMPLOYEE"                           /s/ Peter A. Ferro, Jr.
                                     -------------------------------------------
                                     Peter A. Ferro, Jr.

                                   EXHIBIT A

                                  DEFINITIONS

     All capitalized terms referenced or used in this Employment Agreement and not specifically defined therein shall have the meaning set forth below in this Exhibit A, which is attached to and made a part of this Employment Agreement for all purposes.

     Acquisition Date. The term "Acquisition Date" shall mean the date of closing of the merger transactions as contemplated by that certain Agreement and Plan of Merger by and among Horseshoe Gaming, L.L.C., Horseshoe Gaming (Midwest), Inc., Empress Acquisition Illinois, Inc., Empress Acquisition Indiana, Inc., Empress Casino Joliet Corporation, Empress Casino Hammond Corporation and Empress Entertainment, Inc., dated as of September 2, 1998.

     Gaming Authority. The term "Gaming Authority" and "Gaming Authorities" shall mean all agencies, authorities and instrumentalities of any state, nation (including Native American nations) or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or any state or political subdivision thereof, including, without limitation, the Mississippi and Louisiana Gaming Commissions.

     Governmental Authority. The term "Governmental Authority" and "Governmental Authorities" means the governments of (i) the United States of America, (ii) the State of Mississippi, (iii) Tunica County, (iv) the State of Louisiana, (v) Bossier City, Louisiana and (vi) any other political subdivision of any state of the United States in which a casino Facility is located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over Employer or a Facility, and including, without limitation, any Gaming Authority.